Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to (i) the inclusion of our reserves report relating to certain estimated quantities of the proved reserves of oil and gas, future net income, and discounted future net income, effective December 31, 2009, of PetroQuest Energy, Inc. (the “Company”) in this Annual Report on Form 10-K prepared by the Company for the year ending December 31, 2009, filed as Exhibit 99.2 of the Form 10-K, and (ii) the incorporation by reference in this Annual Report on Form 10-K prepared by the Company for the year ending December 31, 2009, and to the incorporation by reference thereof into the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-158446, 333-124746, 333-42520, and 333-89961) and Form S-8 (File Nos. 333-151296, 333-134161, 333-102758, 333-88846, 333-67578, 333-52700, and 333-65401), of information contained in our report relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income, and discounted future net income, effective December 31, 2009. We further consent to references to our firm included in or made a part of the Annual Report on Form 10-K prepared by the Company for the year ended December 31, 2009.
We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Netherland, Sewell and Associates, Inc. nor any of its employees had, or now has, a substantial interest in PetroQuest Energy, Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer, or employee.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 23, 2010
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